Exhibit 99.1
Contact:
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Vice President, Corporate Communications
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES FIRST QUARTER FISCAL 2008 RESULTS
MINNEAPOLIS — Feb. 7, 2008 — SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced its financial results for the first quarter of fiscal 2008, ended Dec. 31, 2007.
Revenues for first quarter fiscal 2008 were $22.2 million, compared with $25.0 million in the prior year quarter. License revenue was 13.5% of total revenues in the current quarter, compared with 21.9% in first quarter of fiscal 2007, which included a large contract from the U.S. Navy. Maintenance revenue was 61% of total revenues in the current quarter, compared with 55% of revenues in first quarter fiscal 2007, and was an increase in absolute dollars.
SoftBrands reported an operating loss of $1.2 million in the first quarter of fiscal 2008, compared with operating income of $1.4 million in the fiscal 2007 quarter. The company reported a net loss available to common shareholders of $.8 million, or a loss of $0.02 per diluted share, compared with net income available to common shareholders of $0.0 million, or $0.00 per diluted share, for first quarter fiscal 2007.
“As we have said before, our quarterly results will be lumpy due to timing of large transactions. In the first quarter, our revenue run rate was below our internal expectations but our outlook and guidance for revenue and operating profitability for fiscal 2008 remains unchanged,” said Randy Tofteland, SoftBrands’ president and chief executive officer. “As an example of this variability, in the first quarter fiscal 2007 we booked $1.8 million in hospitality revenues from the U.S. Navy contract, which makes for a difficult comparison for the current quarter. In addition, we had two major hospitality transactions slip to the second quarter; we closed one of the two in January and expect to close the other shortly.”

“In our hospitality business we expect the second quarter to be one of our strongest ever in terms of new contract signings from hotel groups and we are confident by the end of the quarter we will have closed enough group business to show we are on track for the full year,” said Tofteland.
SoftBrands said it is confident of its full year performance and is reconfirming its prior guidance of GAAP revenue in the range of $100 million to $105 million and operating income of 5% to 8% of revenues. The company is updating its net income and earnings per share guidance based on an increase in the non-cash tax provision. As a result, for fiscal 2008 the company now expects net income to common shareholders of (2)% to 1% of revenues; and diluted earnings per share of $(0.04) to $0.02.
In the company’s manufacturing business, first quarter fiscal 2008 revenues were $12.6 million, compared with $12.7 million in first quarter fiscal 2007. First quarter fiscal 2008 operating income in manufacturing was $2.3 million, an 88% increase compared with $1.2 million in the prior year’s first quarter. Operating income in the current quarter benefited from restructuring actions taken in third quarter fiscal 2007. SoftBrands received two awards from SAP at its recent field sales kickoff meetings for business partners. SoftBrands won the Solution Partner Sales Excellence Award for Revenue, and SoftBrands was also named as a member of SAP’s “Top 10 Club,” honoring the past year’s leading resellers for SAP Business One.
In the company’s hospitality business, first quarter fiscal 2008 revenues were $9.7 million, compared with $12.3 million in the prior year’s quarter. In first quarter fiscal 2008 SoftBrands’ hospitality business posted an operating loss of $3.5 million, compared with operating profit of $0.2 million in the prior year’s quarter.
From a geographic perspective, 60% of revenues were generated in the Americas in the quarter; 24% in the EMEA region; and 16% in the Asia Pacific region. This compares to a respective mix of 62%, 24% and 14% in the prior year’s quarter.

As of Dec. 31, 2007, SoftBrands had $9.9 million in cash and cash equivalents, an increase from $8.7 million at Sept. 30, 2007. SoftBrands’ total current assets, which includes accounts receivable, increased to $31.9 million from $28.8 million in the same period.
Deferred revenue was $21.4 million at the end of the first quarter, an increase from $21.0 million at Sept. 30, 2007.
Conference Call
SoftBrands will hold its first quarter earnings conference call at 5:00 pm Eastern Time today, Feb. 7, 2008. Interested parties may listen to the call by dialing 866-356-4279 or international 617-597-5394 (passcode: 89787066). A live webcast will also be available at SoftBrands’ website at http://www.softbrands.com. A replay will be available approximately one hour after the conference call concludes and will remain available through Feb. 14, 2008. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 99134184). The webcast will be archived on SoftBrands’ website for approximately one year.
Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward-looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to continue to satisfy covenants with our lender;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs;

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

•	Our ability to successfully upgrade our financial systems

About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 775 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	December 31,	September 30,
	2007	2007
(In thousands, except share and per share data)	(Unaudited)	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$9,944	$8,682
Accounts receivable, net	16,142	15,683
Prepaid expenses and other current assets	5,814	4,474

Total current assets	31,900	28,839
Furniture, fixtures and equipment, net	2,463	2,602
Goodwill	37,271	37,271
Intangible assets, net	6,731	7,433
Other long-term assets	592	439

Total assets	$78,957	$76,584

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,487	$3,510
Revolving loan	2,596	1,585
Accounts payable	4,699	4,554
Accrued expenses	9,001	8,329
Accrued restructuring costs	279	423
Deferred revenue	21,449	21,015
Other current liabilities	3,275	2,354

Total current liabilities	44,786	41,770
Long-term obligations	15,226	16,082
Other long-term liabilities	733	832

Total liabilities	60,745	58,684

Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 41,448,993 and 41,391,043 shares issued and outstanding, respectively	414	414
Additional paid-in capital	174,395	174,009
Accumulated other comprehensive loss	(552)	(811)
Accumulated deficit	(184,164)	(183,831)

Total stockholders’ equity	18,212	17,900

Total liabilities and stockholders’ equity	$78,957	$76,584

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended
	December 31,
	2007	2006
(In thousands, except per share data)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$2,997	$5,462
Maintenance and support	13,564	13,758
Professional services	4,926	4,938
Third-party software and hardware	762	837

Total revenues	22,249	24,995

Cost of revenues:
Software licenses	588	1,007
Maintenance and support	4,005	3,906
Professional services	4,113	4,339
Third-party software and hardware	732	578

Total cost of revenues	9,438	9,830

Gross profit	12,811	15,165

Operating expenses:
Selling and marketing	4,952	5,212
Research and product development	3,759	3,322
General and administrative	5,310	5,189
Restructuring related charges	25	—

Total operating expenses	14,046	13,723

Operating income (loss)	(1,235)	1,442

Interest expense	(492)	(472)
Other income, net	357	49

Income (loss) before provision for (benefit from) income taxes	(1,370)	1,019

Provision for (benefit from) income taxes	(1,037)	516

Net income (loss)	(333)	503

Preferred stock dividends	(491)	(491)

Net income (loss) available to common shareholders	$(824)	$12

Basic and diluted earnings (loss) per common share	$(0.02)	$0.00

Weighted-average common shares outstanding:
Basic	41,419	45,382

Diluted	41,419	47,499

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended December 31,
	2007		2006		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$12,560	$2,299	$12,721	$1,221	-1.3%	88.3%
Hospitality	9,689	(3,534)	12,274	221	-21.1%	NM

Total	$22,249	$(1,235)	$24,995	$1,442	-11.0%	-185.6%

Revenues by Segment and Type

	Three Months Ended December 31,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,527	$1,470	$2,997	$1,449	$4,013	$5,462
Maintenance and support	8,096	5,468	13,564	8,073	5,685	13,758
Professional services	2,822	2,104	4,926	2,991	1,947	4,938
Third-party software and hardware	115	647	762	208	629	837

Total	$12,560	$9,689	$22,249	$12,721	$12,274	$24,995

Revenues by Segment and Geography

	Three Months Ended December 31,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$7,594	$5,778	$13,372	$7,192	$8,310	$15,502
Europe, Middle East and Africa	3,349	1,944	5,293	3,694	2,391	6,085
Asia Pacific	1,617	1,967	3,584	1,835	1,573	3,408

Total	$12,560	$9,689	$22,249	$12,721	$12,274	$24,995